Exhibit 10.33

EMPLOYMENT AGREEMENT

The Agreement is made effective as of the July 31, 2010 (the “Effective Date”), by and between SGOCO Technology, Ltd., a Cayman Islands registered corporation, (the “Company”), and William A. Krolicki (US Passport#45205430) an individual (the “Employee”).

WHEREAS, the Company has made an offer of employment to the Employee, and the Employee has accepted such offer of employment on the terms and conditions set forth herein; and

WHEREAS, Employee shall commence his employment with the Company on or about July 31, 2010, or at another mutually agreeable date; and

WHEREAS, the parties hereto each recognize that, in the course of the Employee’s employment, the Employee has had and will have access to certain information that is confidential and proprietary to the Company, the disclosure of which would cause severe detriment to the Company and/or its affiliates; and

WHEREAS, the parties desire to fix their respective rights and responsibilities as set forth in the Agreement.

NOW, THEEFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration receipt of which is specifically acknowledged, the parties hereto hereby agree as follows:

Section 1.           EMPLOYMENT

The Company hereby employs the Employee, and the Employee hereby accepts employment, as Vice President of Finance of the Company.

Section 2.           THE EMPLOYEE’S DUTIES

a.           The Employee hereby agrees to perform his duties faithfully and honestly on behalf of the Company and its affiliates and subsidiaries, and use his reasonable good faith efforts and ability on behalf of the Company to perform the duties of the Employee’s position and perform such duties and services as shall be specified and designated from time to time by the Chief Executive Officer.  In performance of his duties, Employee shall report to the Chief Executive Officer.

b.           The Employee’s duties shall include, without limitation, those customarily associated with the position of Vice President of Finance of a U.S. publicly listed company.

c.           The Employee agrees that he shall, during the term of their Agreement, faithfully serve the Company as a full-time employee and devote his business time, attention and ability to his duties and responsibilities hereunder; provided, however, that nothing contained herein shall be construed to prohibit or restrict the Employee from serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues; or attending to passive personal business or investment matters; provided that no such service or activity permitted in the Section 2(c) shall individually or in the aggregate, either materially interfere with the performance by the Employee of his duties hereunder or give rise to any conflict of interest or the appearance of a conflict of interest with either the Company or any of its subsidiaries or affiliates.

d.           The Employee agrees to observe and comply with all applicable domestic (federal, state, and local) and international laws.  The Employee also agrees to comply with all lawful rules, regulations, policies and practices adopted by the Company and made generally applicable to all of the Company’s employees (or applicable to similarly situated employees), either orally or in writing, both as they now exist and as they may be duly adopted or modified from time to time, provided that in the event of a conflict between the Agreement or its attachments and such rules, regulations, policies, or practices, the Agreement shall govern and supersede the same.

Section 3.              COMPENSATION AND BENEFITS

In consideration for all services rendered by the Employee to the Company and as consideration for the restrictive covenants referred to in Section 7 hereof, Company hereby agrees to pay compensation to the Employee as follows:

a.           During the term of the Agreement, commencing on the Effective Date, the Company shall pay to the Employee, in accordance with the normal payroll practices of the Company, a base salary (“Base Salary”) of Sixty Thousand Chinese Yuan (RMB60,000) per month.  The Company shall make deductions and withholding from the amount payable to Employee as may be required by applicable international, federal, state or local laws.

b.           In addition to the foregoing, on July 31, 2010, Employee will be granted 3,700 restricted stocks shares (the “Shares”).  The Shares shall vest on January 1st, 2011.

c.           Employee is also eligible to participate in the Company’s bonus program pursuant to which bonuses are granted at the discretion of the Company’s Board of Directors and are based on applicable labor laws in China. Bonuses are not earned until the date they are paid and Employee must be an employee of the Company on the day bonuses are issued to receive any bonus.

d.           Annual leave entitlement is 15 days per year. Annual leave is accrued throughout the calendar year from January to December on a pro-rata basis. New employees will be eligible for the first year annual leave entitlement pro-rated over the calendar year from the date of joining.  Employee is entitled to other PRC national public holidays and leave.

Section 4.            EXPENSES

a.           The Company shall reimburse the Employee for reasonable and necessary expenses incurred (i) in the ordinary course of conducting Company’s business and (ii) in accordance with policies established, from time to time, by the Company.

b.           The Employee shall submit expense reports accompanied by receipts or the appropriate substantiation for all items of business expenses for which reimbursement is sought.  Expenses for which Employee is entitled to reimbursement as provided herein shall be reimbursed within two (2) weeks of the Employee’s submission but in no event shall the Employee be reimbursed later than the end of the year following the year in which any such expense is incurred.  The amount of Executive’s expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any of the taxable year.

Section 5.            DURATION AND TERMINATION

a.           Unless terminated earlier as set forth below in Section 5(a), the Employee’s initial term of employment under the Agreement shall commence on the Effective Date and shall continue for three years (the “Initial Term”).  During the Initial Term of Employment, Employee’s employment may only be terminated for the following reasons:

(1)           Upon the death of the Employee, effective the date of Employee’s death;

(2)           Ten (10) days after the date on which the Company shall have given the Employee written notice of the termination of his employment by reason of his physical or mental incapacity or disability on a permanent basis.  For purposes of the Agreement, the Employee shall be deemed to be physically or mentally incapacitated or disabled on a permanent basis if he is unable to materially and/or substantially perform his duties, with or without reasonable accommodations, hereunder for a period exceeding two (2) consecutive months or for a period of four (4) months in any twelve (12) consecutive month period;

(3)           Immediately upon the date the Company gives the Employee written notice of the termination of his employment for “Cause”.  For purposes of the Agreement, “Cause” shall mean (i) the conviction of the Employee of a crime involving a sentence of incarceration or of a felony with or without a sentence of incarceration; (ii) the commission of an act by the Employee constituting fraud, embezzlement or other material financial dishonesty against the Company, or of an act of moral turpitude which in the opinion of counsel to the Company would constitute a crime under the laws of the United States or China (or any of their state or local laws) and which, in case of any of the foregoing, in the good faith judgment of the Company, is likely to cause harm to the business of the Company, taken as a whole; (iii) the repeated refusal or failure by the Employee to use his reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of the Agreement) of the Chief Executive Officer or Board of Directors with respect to a matter or matters within the control of the Employee; (iv) Employee’s willful or gross neglect in carrying out his material duties and responsibilities under the Agreement; (v) material breach by the Employee of any provision of the Agreement or the Confidentiality and Inventions Agreement, including any of the Restrictive Covenants as provided in Section 7 hereof;

(4)           Thirty (30) days after the date on which the Employee shall have given the Company written notice of the termination of his employment without Cause;

(5)           Thirty (30) days after the date on which the Company provides written notice to the Employee that he is being terminated without Cause (subject to the payments due in Section 6).

b.           After the Initial Term of Employment, Employee’s employment under the Agreement shall continue pursuant to the Agreement but shall be “at will,” meaning that either the Company or Employee may terminate Employee’s employment with or without cause or advance notice.  The at-will relationship may only be changed by an agreement in writing signed by the CEO of the Company.

Section 6.             PAYMENTS AND OTHER RIGHTS UPON TERMINATION

a.           During the Initial Term, if the Employee terminates his employment for any reason or if the Company terminates Employee’s employment due to death, permanent disability, or with Cause, as defined above in Section 5, Employee shall be entitled only to the Base Salary through the date of the Employee’s termination of his employment and any of the benefits legally required to be paid to the Employee.  The Company shall retain all the rights and remedies provided at law or in equity as a result of such termination of employment.

b.           During the first year Initial Term, if the Company terminates Employee without Cause, the Employee shall be entitled one month of Base Salary only, payable within sixty (60) days from the date the Employee is terminated.  If the Employee is terminated without Cause after the one-year anniversary of the Agreement but before the second-year anniversary, Employee shall be entitled to two months of Base Salary only, payable within sixty (60) days from the date the Employee is terminated.  If the Employee is terminated without Cause after the second-year anniversary of the Agreement but before the third-year anniversary, Employee shall be entitled to three months of Base Salary only, payable within sixty (60) days from the date the Employee is terminated.

c.           After the Initial Term, if the Company or Employee terminates the Employee’s employment for any reason, the Employee shall be entitled only to the Base Salary through the date of the Employee’s termination and any of the benefits legally required to be paid to the Employee.  The Company shall retain all the rights and remedies provided at law or in equity as a result of such termination of employment.

d.           Under no circumstances will Employee be entitled to any severance pay, except as set forth in Section 6(b) above.

Section 7.          GOVERNING LAW, DISPUTE RESOLUTION

THE PROVISIONS OF THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE Hong Kong, Special Administrative Region (HKSAR), WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEEOF. Any controversy or dispute between any of the parties to the Agreement arising out of any of the terms, provisions, or conditions of the Agreement, or the interpretation or enforceability thereof, shall be submitted to arbitration in HKSAR, or another location agreed to by the parties.  The arbitration shall be heard before a single arbitrator agreed to by the parties.  The arbitration shall be binding with no right of appeal.  In the event that either party initiates arbitration pursuant to the section, the Company shall pay all of the fees and costs of the arbitration.  Each party shall be responsible for their own attorney’s fees and other costs.  The prevailing party shall have the right, at the discretion of the arbitrator, to recover its share of any arbitration fees and costs, or attorney’s fees and costs.  The arbitration shall be conducted pursuant to the rules of the American Arbitration Association governing Employment Disputes. The parties shall agree to the appointment of the arbitrator within ten (10) business days after the request for arbitration is received.  The parties shall be entitled to reasonable discovery; provided, that the arbitrator may limit discovery in connection with a dispute as appropriate to achieve the prompt and efficient disposition of the dispute while giving full regard to the legitimate needs of the parties for discovery; provided, however, that in no event shall such discovery process exceed a period of 60 days, unless the arbitrator extends such period for good cause.  The decision of the arbitrator may be entered for judgment in any appropriate court with jurisdiction.

Section 8.              ENTIRE AGREEMENT

The Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof.  The Agreement sets forth the entire agreement between the parties hereto.  It may not be changed, altered, modified or amended except in a writing signed by both parties.

Section 9.              NON-WAIVER

The failure or refusal of either party to insist upon the strict performance of any provision of the Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right.

Section 10.            ASSIGNMENT/NON-ASSIGNMENT

The Company may assign the Agreement and any rights hereunder to any parent, subsidiary, affiliate, or successor whereupon such parent, subsidiary, affiliate, or successor shall have all the rights, duties and obligations of the Company hereunder.

Any other transfer or assignment of the Agreement and/or rights hereunder shall be subject to Employee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Employee shall have no right to assign any of the rights, nor to delegate any of the duties, created by the Agreement, and any assignment or attempted assignment of the Employee’s rights, and any delegation or attempted delegation of the Employee’s duties, shall be null and void.  In all other respects, the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, officers and directors.

Section 11.            SEVERABILITY

If any paragraph, term or provision of the Agreement shall be held or determined to be unenforceable, the balance of the Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

Section 12.            NOTICE

All notices hereunder shall be in writing.  Notices may be delivered personally, or by certified mail return receipt requested, postage prepaid, to the addresses set forth below:

SGOCO Technology, Ltd.
SGOCO Technology Park, Luoshan, Jinjiang
Fujian, China, 362200

Mr. William A. Krolicki
3D, Block 3, Hillview Court
11 Ka Shue Road
Sai Kung, N.T.
Hong Kong, S.A.R.

Either party may designate a new address for purposes of the Agreement by notice to the other party in accordance with the paragraph.

IN WITNESS WHEREOF, the parties knowingly and voluntarily have set their signatures.

DATED: ______________________, 2010                  SGOCO Technology, Ltd.

By:
Its: Chief Executive Officer and President

DATED: ______________________, 2010

Name: William A. Krolicki